Filed Pursuant To Rule 433

Registration No. 333-217785

February 26, 2018

SPDR® ETF Trading Report

January 2018

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 1/12/2017
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	95,094,953	26,512,743,127	82,102,984	10,625	11,622	2,962,250	3,129,805	249	0.50	141,317,524
MDY	SPDR S&P MidCap 400® ETF	0.07	0.02	0.07	997,716	354,109,754	987,317	2,232	2,022	792,181	698,925	128	0.50	1,874,143
SLY	SPDR S&P 600 Small Cap ETF	0.33	0.24	0.32	22,930	3,128,966	17,970	1,502	1,534	204,948	205,970	110	0.50	10,116
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.02	0.01	0.02	4,867,661	1,256,581,944	3,827,387	1,118	1,411	288,612	350,450	127	0.50	9,266,444
SPTM	SPDR Portfolio Total Stock Market ETF	0.02	0.05	0.02	821,954	28,341,274	523,771	9,508	7,835	327,836	263,961	164	0.50	362,812
SPSM	SPDR Portfolio Small Cap ETF	0.02	0.07	0.02	424,709	13,152,024	364,964	5,735	4,400	177,613	132,660	115	0.60	100,041
SPLG	SPDR Portfolio Large Cap ETF	0.01	0.04	0.01	754,209	24,463,747	538,437	10,414	7,526	337,830	238,123	259	0.50	131,387
SPMD	SPDR Portfolio Mid Cap ETF	0.01	0.03	0.01	369,625	12,671,361	295,543	2,588	2,265	88,717	76,217	179	0.50	128,052
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.11	0.16	0.10	18,182	1,230,081	19,305	590	602	39,914	39,479	250	0.40	20,862
SHE	SPDR SSGA Gender Diversity Index ETF	0.07	0.09	0.06	43,263	3,203,539	17,627	3,441	3,323	254,806	244,672	75	0.50	22,121
US Style														
SPYG	SPDR Portfolio S&P 500 Growth ETF	0.01	0.04	0.01	908,727	31,466,858	510,698	5,091	4,163	176,301	141,042	193	0.60	42,586
SPYV	SPDR Portfolio S&P 500 Value ETF	0.01	0.04	0.01	766,879	24,316,156	447,926	5,583	4,640	177,037	144,443	175	0.40	206,581
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.14	0.09	0.14	133,331	21,534,547	72,579	760	745	122,748	118,589	97	0.50	18,259
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.09	0.09	0.09	155,321	16,330,758	79,265	634	697	66,659	72,474	91	0.50	21,545
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.45	0.19	0.49	34,552	8,069,321	26,897	1,411	1,594	329,525	369,601	58	0.60	10,165
SLYV	SPDR S&P 600 Small Cap Value ETF	0.14	0.11	0.15	111,136	14,270,596	81,960	1,005	1,031	129,052	131,844	78	0.60	28,497
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	5,083,895	535,004,543	4,591,854	5,120	6,568	538,829	652,334	156	0.60	11,966,224
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	12,241,050	702,815,199	10,816,658	54,607	57,312	3,134,988	3,225,519	386	0.40	40,176,126
XLE	Energy Select Sector SPDR Fund	0.01	0.01	0.01	14,129,334	1,074,035,389	12,603,789	14,205	16,782	1,079,722	1,205,787	218	0.90	24,257,637

Source: NYSE, Nasdaq and BATS as of 01/31/2018. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS
SPDR®

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 1/12/2017
US Sector (cont'd)														
XLF	Financial Select Sector SPDR Fund	0.01	0.03	0.01	52,530,713	1,533,044,173	58,840,535	435,814	612,367	12,717,053	17,060,545	1,204	0.50	61,814,089
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	8,435,541	739,768,920	7,197,749	11,029	11,728	967,243	991,016	228	0.80	24,245,333
XLI	Industrial Select Sector SPDR Fund	0.01	0.01	0.01	11,632,882	915,986,903	9,678,774	15,598	16,869	1,228,187	1,273,441	260	0.50	28,613,521
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	6,094,946	383,305,405	4,928,083	15,295	16,291	961,903	989,352	232	0.60	17,735,116
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	12,741,217	857,934,271	11,302,173	36,420	40,374	2,452,523	2,629,962	342	0.70	26,649,707
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	19,917,695	1,011,072,722	14,994,374	33,744	29,353	1,712,845	1,561,580	339	0.70	52,918,493
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	2,118,034	67,519,266	1,833,885	49,517	50,709	1,578,602	1,658,691	449	0.80	3,147,410
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.02	0.01	2,436,898	121,161,641	2,341,680	4,814	4,683	239,352	223,754	172	0.60	6,479,077
KCE	SPDR S&P Capital Markets ETF	0.08	0.14	0.10	29,984	1,794,436	19,435	2,072	2,577	124,009	150,213	84	0.70	17,834
KIE	SPDR S&P Insurance ETF	0.02	0.07	0.03	379,528	11,832,250	332,689	6,525	5,052	203,450	187,126	357	0.60	977,701
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	5,494,454	338,780,279	7,023,795	3,016	3,576	185,967	211,377	151	0.60	19,964,462
XBI	SPDR S&P Biotech ETF	0.05	0.06	0.05	5,389,857	487,396,447	4,483,774	1,466	1,399	132,570	119,950	151	1.60	29,064,677
XNTK	SPDR NYSE Technology ETF	0.11	0.12	0.11	25,938	2,325,531	23,131	683	768	61,238	66,363	114	0.90	15,814
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	1,569,686	71,623,152	1,532,639	6,168	6,878	281,446	299,537	192	0.80	8,493,333
XME	SPDR S&P Metals & Mining ETF	0.01	0.04	0.01	4,558,709	174,341,756	3,478,506	4,730	6,195	180,875	218,064	226	1.40	8,822,251
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.10	0.02	938,963	17,276,789	720,280	9,400	10,286	172,960	175,788	285	1.50	553,139
XITK	SPDR FactSet Innovative Technology ETF	0.18	0.20	0.14	2,393	198,211	2,193	378	377	31,306	30,458	236	0.80	2,615
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	15,973,730	617,263,108	15,783,474	10,165	11,285	392,776	413,595	257	1.20	46,987,893
XPH	SPDR S&P Pharmaceuticals ETF	0.04	0.08	0.04	106,048	4,784,485	116,865	2,704	2,424	122,004	105,008	201	0.90	559,284
XRT	SPDR S&P Retail ETF	0.01	0.02	0.01	6,119,382	287,661,581	6,490,429	6,474	6,816	304,343	301,335	201	1.00	26,747,567
XSD	SPDR S&P Semiconductor ETF	0.05	0.07	0.05	118,851	8,796,212	125,630	1,297	1,776	95,991	128,103	133	1.20	391,943
XHE	SPDR S&P Health Care Equipment ETF	0.19	0.28	0.20	22,820	1,543,275	22,348	527	684	35,641	45,103	104	0.60	26,063
XTL	SPDR S&P Telecom ETF	0.16	0.00	0.15	55,828	3,886,878	26,340	444	770	30,911	53,230	122	0.60	11,776

Source: NYSE, Nasdaq and BATS as of 01/31/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors
2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 1/12/2017
US Industry (cont'd)														
XAR	SPDR S&P Aerospace & Defense ETF	0.06	0.07	0.06	143,151	12,411,496	122,368	2,242	2,148	194,381	179,809	89	0.70	2,312,185
XHS	SPDR S&P Health Care Services ETF	0.19	0.29	0.18	5,669	367,488	5,536	845	1,377	54,773	83,846	130	0.90	15,221
XSW	SPDR S&P Software & Services ETF	0.24	0.33	0.23	8,226	596,584	5,049	3,209	3,347	232,749	237,369	119	0.60	10,601
XTH	SPDR S&P Technology Hardware ETF	0.19	0.24	0.19	1,394	106,583	946	2,468	2,630	188,753	203,141	104	0.90	4,347
XTN	SPDR S&P Transportation ETF	0.06	0.00	0.05	42,523	2,871,790	36,239	1,280	1,599	86,438	103,391	97	0.80	21,514
XWEB	SPDR S&P Internet ETF	0.25	0.00	0.26	681	48,361	494	4,217	4,290	299,491	306,092	42	1.00	1,714
XKII	SPDR Kensho Intelligent Structures ETF	0.07	0.23	0.07	7,775	237,294	7,654	5,209	5,196	158,979	158,374	220	0.50	6,611
XKST	SPDR Kensho Smart Mobility ETF	0.07	0.22	0.07	5,597	171,619	5,780	6,314	6,294	193,587	192,345	192	0.80	160
XKFS	SPDR Kensho Future Security ETF	0.06	0.20	0.06	8,911	272,118	8,726	5,470	5,477	167,054	166,939	148	0.50	6,166
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.04	0.04	0.04	261,996	23,574,644	169,925	1,680	1,678	151,166	154,108	122	0.80	67,009
RWO	SPDR Dow Jones Global Real Estate ETF	0.06	0.12	0.05	301,450	14,540,812	228,040	999	958	48,192	46,358	150	0.60	80,532
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.03	0.01	682,484	28,248,876	685,616	5,891	6,091	243,828	244,310	212	0.50	2,074,103
Global Equities														
DGT	SPDR Global Dow ETF	0.50	0.56	0.48	2,149	191,833	2,281	484	643	43,197	54,771	176	0.50	3,190
GII	SPDR S&P Global Infrastructure ETF	0.07	0.14	0.09	19,791	1,035,934	20,775	554	590	28,996	30,993	172	0.50	7,551
GNR	SPDR S&P Global Natural Resources ETF	0.08	0.16	0.09	207,849	10,726,151	149,015	873	1,119	45,056	55,189	173	0.70	41,118
CWI	SPDR MSCI ACWI ex-US ETF	0.02	0.05	0.02	338,749	13,818,828	210,491	8,491	8,297	346,348	330,387	337	0.60	7,342
ACIM	SPDR MSCI ACWI IMI ETF	0.56	0.68	0.44	4,943	404,089	4,076	502	461	41,039	36,640	52	0.50	3,744
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.25	0.32	0.25	1,366	103,560	1,216	480	527	36,379	38,850	37	0.50	3,423
SPDW	SPDR Portfolio World ex- US ETF	0.01	0.04	0.02	1,192,283	39,296,874	768,879	18,263	24,343	601,948	783,601	367	0.50	33,447
GWX	SPDR S&P International Small Cap ETF	0.05	0.14	0.06	156,576	5,780,366	140,689	821	766	30,311	27,752	172	0.50	210,569
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.21	0.23	0.21	2,459	231,822	2,767	235	243	22,158	22,028	119	0.50	3,960

Source: NYSE, Nasdaq and BATS as of 01/31/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 1/12/2017
International Developed Equities — Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.02	0.01	3,191,975	137,026,256	2,792,122	73,411	74,176	3,151,534	3,099,073	374	0.60	5,992,151
FEU	SPDR STOXX Europe 50 ETF	0.07	0.17	0.06	143,172	5,333,666	93,241	1,038	1,036	38,666	37,793	160	0.50	4,642
SMEZ	SPDR EURO STOXX Small Cap ETF	0.14	0.21	0.17	9,062	608,707	5,496	474	538	31,839	35,024	128	0.60	10,138
Emerging Market Equities														
SPEM	SPDR Portfolio Emerging Markets ETF	0.03	0.07	0.03	626,929	25,341,107	446,786	1,747	2,003	70,614	77,696	164	0.80	744,089
GMF	SPDR S&P Emerging Asia Pacific ETF	0.18	0.17	0.19	23,474	2,608,837	22,912	479	489	53,236	51,863	66	0.70	43,942
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.53	0.72	0.41	1,608	118,294	1,774	232	252	17,068	17,615	107	0.70	3,440
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.06	0.12	0.06	80,746	4,365,850	64,741	710	732	38,390	38,159	143	0.70	119,951
GXC	SPDR S&P China ETF	0.15	0.13	0.12	114,473	13,490,179	95,432	363	339	42,780	37,914	72	1.10	62,618
XINA	SPDR MSCI China A Shares IMI ETF	0.10	0.41	0.10	5,360	137,365	5,760	237	269	6,074	6,574	248	1.00	414
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.08	0.24	0.08	75,903	2,612,341	60,212	728	753	25,058	24,465	154	0.70	28,080
DWX	SPDR S&P International Dividend ETF	0.04	0.09	0.04	104,401	4,399,851	97,000	1,352	1,293	56,973	53,349	168	0.40	7,047
SDY	SPDR S&P Dividend ETF	0.02	0.02	0.03	692,624	66,473,732	523,476	1,670	1,814	160,270	172,384	163	0.40	155,314
WDIV	SPDR S&P Global Dividend ETF	0.09	0.12	0.08	13,766	994,606	11,142	527	525	38,076	37,055	138	0.40	1,406
SPYD	SPDR Portfolio S&P 500 High Dividend ETF	0.01	0.03	0.01	254,857	9,635,288	183,569	2,945	2,183	111,350	81,928	213	0.50	6,047
Advanced Beta — Multi Factor														
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.05	0.09	0.05	15,950	988,645	6,258	777	809	48,158	49,972	272	0.40	1,053
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.06	0.08	0.06	1,135	77,700	1,308	996	944	68,186	62,427	104	0.70	264
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.26	0.32	0.26	1,101	89,968	2,383	455	474	37,169	37,403	40	0.50	621
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.16	0.29	0.16	690	37,921	928	924	892	50,783	47,579	82	0.50	1,316
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.29	0.43	0.30	29,154	1,964,263	20,998	1,400	1,168	94,332	76,936	243	0.50	5,697

Source: NYSE, Nasdaq and BATS as of 01/31/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 1/12/2017
Advanced Beta — Multi Factor (cont'd)														
QWLD	SPDR MSCI World StrategicFactors ETF	0.18	0.23	0.18	1,878	146,815	707	980	981	76,607	76,361	117	0.60	666
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.45	0.67	0.35	12,133	803,964	9,231	395	456	26,173	29,462	125	0.70	30,448
QUS	SPDR MSCI USA StrategicFactors ETF	0.12	0.15	0.11	18,152	1,458,534	10,641	247	239	19,846	18,824	82	0.40	6,165
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.14	0.21	0.14	6,042	400,923	3,166	4,114	3,985	273,005	258,427	92	0.60	5,315
VLU	SPDR S&P 1500 Value Tilt ETF	0.32	0.30	0.44	445	47,442	740	2,039	1,692	217,255	171,467	39	0.70	31
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.53	0.44	0.54	680	80,858	710	626	670	74,488	76,990	36	0.60	3,657
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.11	0.12	0.13	5,891	542,590	4,801	304	292	28,001	26,759	83	0.40	11,024
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.25	0.27	0.26	28,012	2,575,837	29,001	2,039	1,890	187,506	177,017	66	0.40	14,785
ONEY	SPDR Russell 1000 Yield Focus ETF	0.24	0.31	0.16	1,786	127,846	987	427	406	30,569	29,049	73	0.60	255
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.17	0.23	0.17	33,902	2,527,024	19,042	586	557	43,680	41,491	137	0.50	36,085
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.15	0.20	0.15	1,520	113,059	1,359	550	557	40,898	41,413	95	0.50	3,970
Advanced Beta — Fixed Income														
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.05	0.20	0.05	63,689	1,629,650	43,299	5,237	3,264	134,016	83,359	527	0.46	6,301
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.10	0.30	0.10	2,004	64,416	3,110	432	500	13,889	16,110	74	0.20	875
Fixed Income — US Government														
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	0.01	0.01	0.01	397,454	36,354,379	448,541	343,243	651,912	31,396,437	47,739,516	670	0.00	220,584
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.06	0.09	0.06	104,846	6,197,996	88,311	3,236	4,953	191,312	294,258	349	0.10	8,803
SPTL	SPDR Portfolio Long Term Treasury ETF	0.02	0.06	0.03	395,456	14,180,955	242,129	6,400	6,518	229,504	235,561	250	0.50	128,693

Source: NYSE, Nasdaq and BATS as of 01/31/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 1/12/2017
Fixed Income — US Government (cont'd)														
IPE	SPDR Bloomberg Barclays TIPS ETF	0.06	0.11	0.05	171,853	9,617,917	121,336	2,478	4,064	138,694	228,234	306	0.10	51,478
SPTS	SPDR Portfolio Short Term Treasury ETF	0.01	0.04	0.01	162,253	4,834,509	129,393	4,520	4,130	134,696	123,446	260	0.00	18,887
TIPX	SPDR Bloomberg Barclays 1–10 Year TIPS ETF	0.03	0.14	0.03	135,720	2,611,538	109,747	1,653	1,335	31,804	25,792	289	0.10	89,431
Fixed Income — US Investment Grade Corporates														
SPSB	SPDR Portfolio Short Term Corporate Bond ETF	0.01	0.03	0.01	1,492,329	45,343,741	1,052,206	18,741	17,593	569,352	535,531	346	0.00	129,147
SPIB	SPDR Portfolio Intermediate Term Corporate Bond ETF	0.01	0.04	0.02	1,301,168	44,306,948	860,457	7,834	7,887	266,748	269,578	225	0.10	151,651
SPLB	SPDR Portfolio Long Term Corporate Bond ETF	0.02	0.08	0.02	378,640	10,739,374	214,753	7,465	5,997	211,707	169,775	370	0.40	79,516
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.01	0.04	0.01	697,284	21,432,399	586,081	8,159	8,102	250,808	249,055	265	0.00	45,021
Fixed Income — High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	15,127,067	557,306,674	12,380,792	90,515	92,251	3,334,573	3,393,914	613	0.20	33,269,427
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	2,462,749	68,184,027	2,080,081	28,923	30,535	800,878	844,598	433	0.10	566,003
CJNK	SPDR ICE BofAML Crossover Corporate Bond ETF	0.15	0.55	0.21	40,437	1,068,870	34,775	3,914	1,818	103,447	48,177	293	0.30	4,296
Fixed Income — US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.07	0.25	0.05	63,503	1,648,237	57,630	4,785	2,289	124,219	59,697	175	0.10	4,125
Fixed Income — US Aggregate														
SPAB	SPDR Portfolio Aggregate Bond ETF	0.01	0.05	0.02	1,571,495	44,880,896	867,328	28,298	20,858	808,191	597,373	414	0.10	509,547
Fixed Income — Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.01	0.02	0.01	1,292,501	67,822,679	838,649	2,584	2,138	135,582	111,048	149	0.50	463,539
PSK	SPDR Wells Fargo Preferred Stock ETF	0.05	0.11	0.05	218,906	9,523,427	117,417	1,923	2,334	83,651	102,509	197	0.30	218,965

Source: NYSE, Nasdaq and BATS as of 01/31/2018. **Past performance is not a guarantee of future results.**

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SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 1/12/2017
Fixed Income — Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.01	0.03	0.01	759,111	36,464,038	655,894	6,041	6,597	290,210	316,920	335	0.00	155,099
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.02	0.05	0.02	677,476	32,960,513	539,692	2,065	2,219	100,462	108,221	130	0.10	473,986
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.15	0.27	0.15	95,290	5,307,866	90,714	804	705	44,783	39,247	160	0.20	6,659
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.09	0.15	0.10	109,158	6,388,773	61,982	521	549	30,494	31,754	157	0.30	446,952
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.10	0.31	0.10	81,829	2,670,231	46,815	1,171	1,197	38,210	38,663	184	0.30	426,757
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.02	0.06	0.02	631,524	18,171,528	528,182	1,534	1,486	44,133	42,306	177	0.30	501,273
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.10	0.28	0.09	92,453	3,302,662	66,719	832	862	29,719	30,411	194	0.40	89,687
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.03	0.09	0.04	299,152	9,060,994	206,840	1,569	1,180	47,525	35,164	167	0.40	1,108,549
Commodity														
GLD®	SPDR Gold Trust	0.01	0.01	0.01	8,802,172	1,113,268,460	7,301,639	11,176	11,887	1,413,540	1,464,360	198	0.50	17,196,292
GLDW	SPDR® Long Dollar Gold Trust	0.16	0.14	0.16	1,071	129,105	582	1,128	1,034	135,935	124,018	132	0.30	424
NANR	SPDR S&P North American Natural Resources ETF	0.05	0.14	0.06	33,895	1,246,838	31,574	2,356	1,782	86,654	62,655	255	0.70	11,256
Active — Asset Allocation														
RLY	SPDR SSGA Multi-Asset Real Return ETF	0.08	0.31	0.10	30,901	835,409	21,213	4,776	5,117	129,143	135,242	311	0.40	10,283
INKM	SPDR SSGA Income Allocation ETF	0.07	0.19	0.07	6,086	206,534	5,694	9,638	10,591	327,114	357,023	159	0.30	6
GAL	SPDR SSGA Global Allocation ETF	0.08	0.19	0.07	22,791	896,104	16,634	11,000	10,918	432,520	421,107	219	0.40	16,294

Source: NYSE, Nasdaq and BATS as of 01/31/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

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SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 1/12/2017
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.18	0.24	0.18	4,078	314,837	3,238	339	450	26,174	33,989	64	0.50	8,785
SYG	SPDR MFS Systematic Growth Equity ETF	0.19	0.23	0.18	7,427	610,825	7,834	361	398	29,689	31,760	99	0.60	2,841
SYV	SPDR MFS Systematic Value Equity ETF	0.30	0.41	0.17	3,413	233,678	2,263	555	490	38,001	32,864	106	0.50	2,340
Active — Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.02	0.05	0.02	450,022	21,775,905	392,628	4,141	4,035	200,383	196,061	292	0.10	11,585
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.12	0.25	0.13	10,607	532,814	9,931	1,370	1,520	68,757	77,008	225	0.16	4,656
STOT	SPDR DoubleLine Short Duration Total Return Tactical ETF	0.06	0.12	0.05	11,781	580,462	8,232	1,284	977	63,309	48,243	350	0.11	9,577
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.02	0.03	0.01	517,828	24,548,212	341,799	6,270	6,564	297,261	310,674	248	0.10	20,580
ULST	SPDR SSGA Ultra Short Term Bond ETF	0.05	0.13	0.06	13,246	535,064	8,550	3,210	3,128	129,652	126,152	410	0.10	5,215

Source: NYSE, Nasdaq and BATS as of 01/31/2018. **Past performance is not a guarantee of future results.**

Prior to 10/16/2017, the SPDR Portfolio Total Stock Market ETF (SPTM) was known as the SPDR Russell 3000® ETF (THRK), the SPDR Portfolio Large Cap ETF (SPLG) was known as the SPDR Russell 1000® ETF (ONEK), the SPDR Portfolio Mid Cap ETF (SPMD) was known as the SPDR S&P 1000® ETF (SMD), the SPDR Portfolio Small Cap ETF (SPSM) was known as the SPDR Russell 2000® ETF (TWOK), the SPDR Portfolio S&P 500 Growth ETF (SPYG) was known as the SPDR S&P 500 Growth ETF (SPYG), the SPDR Portfolio S&P 500 Value ETF (SPYV) was known as the SPDR S&P 500 Value ETF (SPYV), the SPDR Portfolio S&P 500 High Dividend ETF (SPYD) was known as the SPDR S&P 500 High Dividend ETF (SPYD), the SPDR Portfolio Developed World ex-US ETF (SPDW) was known as the SPDR S&P World ex-US ETF (GWL), the SPDR Portfolio Emerging Markets ETF (SPEM) was known as the SPDR S&P Emerging Markets ETF (GMM), the SPDR Portfolio Aggregate Bond ETF (SPAB) was known as the SPDR Bloomberg Barclays Aggregate Bond ETF (BNDS), the SPDR Portfolio Short Term Corporate Bond ETF (SPSB) was known as the SPDR Bloomberg Barclays Short Term Corporate Bond ETF (SCPB), the SPDR Portfolio Intermediate Term Corporate Bond ETF (SPIB) was known as the SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF (ITR), the SPDR Portfolio Long Term Corporate Bond ETF (SPLB) was known as the SPDR Bloomberg Barclays Long Term Corporate Bond ETF (LWC), the SPDR Portfolio Short Term Treasury ETF (SPTS) was known as the SPDR Bloomberg Barclays Short Term Treasury ETF (SST), and the SPDR Portfolio Long Term Treasury ETF (SPTL) was known as the SPDR Bloomberg Barclays Long Term Treasury ETF (TLO).

State Street Global Advisors

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SPDR® ETF Trading Report ssga.com | spdrs.com State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 866 787 2257. Important Risk Information ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.    Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. State Street Global Advisors and SSGA are registered trademarks of State Street Corporation. There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to SSGA of certain Dorsey Wright trademarks and trade names, and the Dorsey Wright Fixed Income Rotation Index (“Index”), for use by SSGA. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.    Not FDIC Insured – No Bank Guarantee – May Lose Value State Street Global Advisors    © 2018 State Street Corporation. All Rights Reserved. ID12162-2034464.1.1.NA.RTL 0218 Exp. Date: 02/28/2019 SPD001606

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.